Filed Pursuant to Rule 424(b)(3)
SEC File Number 333-136688

Prospectus

HENIX RESOURCES INC.
Shares of Common Stock
1,000,000 Minimum - 2,000,000 Maximum

Before this offering, there has been no public market for the common stock.

We are offering up to a total of 2,000,000 shares of common stock on a self-underwritten basis, 1,000,000 shares minimum, 2,000,000 shares maximum. The offering price is $0.10 per share. In the event that 1,000,000 shares are not sold within 180 days, at our sole discretion, we may extend the offering for an additional 90 days. In the event that 1,000,000 shares are not sold within the 180 days, or within the additional 90 days if extended, all money received by us will be promptly returned to each subscriber without interest or deduction of any kind. If at least 1,000,000 shares are sold within 180 days, or within the additional 90 days, if extended, all money received by us will be retrieved by us and there will be no refund.

There are no minimum purchase requirements, and there are no arrangements to place the funds in an escrow, trust, or similar account.

Our common stock will be sold by James Shao, one of our officers and directors.

Investing in our common stock involves risks. See "Risk Factors" starting at page 6.

	Offering Price	Expenses	Proceeds to Us

Per Share - Minimum	$0.10	$0.030	$0.070
Per Share - Maximum	$0.10	$0.015	$0.085
Minimum	$100,000	$30,000	$70,000
Maximum	$200,000	$30,000	$170,000

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. It' s illegal to tell you otherwise.

The date of this prospectus is September 11, 2006.

SUMMARY OF OUR OFFERING

Our Business

We were incorporated on January 26, 2006. We are an exploration stage corporation. An exploration stage corporation is one engaged in the search from mineral deposits or reserves which are not in either the development or production stage. We intend to conduct exploration activities on one property. Record title to the property upon which we intend to conduct exploration activities is not held in our name. Record title to the property is recorded in the name of James Shao, our president. We intend to conduct exploration activities on one property located in the Province of British Columbia, Canada. The one property consists of 20 mining claims. We intend to explore for gold on the property.

We have no revenues, have achieved losses since inception, have no operations, have been issued a going concern opinion and rely upon the sale of our securities and loans from our officers and directors to fund operations.

Our administrative office is located at 19 West 60th Avenue, Vancouver, British Columbia, Canada V5X 1Z3 and our telephone number is (778) 322-3191 and our registered statutory office is located at 6100 Neil Road, Suite 500, Las Vegas, Nevada 89544. Our fiscal year end is April 30. Our mailing address is 19 West 60th Avenue, Vancouver, British Columbia, Canada V5X 1Z3.

Management or affiliates thereof, will not purchase shares in this offering in order to reach the minimum.

The Offering

Following is a brief summary of this offering:

Securities being offered	A minimum of 1,000,000 of common stock and a maximum of 2,000,000 shares of common stock, par value $0.00001.
Offering price per share	$0.10
Offering period	The shares are being offered for a period not to exceed 180 days, unless extended by our board of directors for an additional 90 days.
Net proceeds to us	Approximately $70,000 assuming the minimum number of shares are sold. Approximately $170,000 assuming the maximum number of shares are sold.
Use of proceeds	We will use the proceeds to pay for offering expenses, research and exploration.
Number of shares outstanding before
the offering	1,000,000
Number of shares outstanding after the
offering if all of the shares are sold	3,000,000

Selected Financial Data

The following financial information summarizes the more complete historical financial information at the end of this prospectus.

As of April 30, 2006
(audited)
Balance Sheet
Total Assets	$14,380
Total Liabilities	$18,182
Stockholders' Equity - (Deficit)	$(3,802)

Period Ended
April 30, 2006
(audited)
Income Statement
Revenue	$0
Total Expenses	$6,062
Net Loss - (Loss)	$(6,062)

RISK FACTORS

Please consider the following risk factors before deciding to invest in our common stock. We discuss all material risks in the risk factors.

Risks associated with HENIX RESOURCES INC.

1. If we do not raise at least the minimum amount of this offering, we will have to suspend or cease operations.

Our auditors have issued a going concern opinion. This means that there is substantial doubt that we can continue as an ongoing business for the next twelve months. If we do not raise at least the minimum amount from our offering, we will have to suspend or cease operations within twelve months.

2. Our plan of operation is limited to finding an ore body. As such we have no plans for revenue generation. Accordingly, you should not expect any revenues from operations.

Our plan of operation and the funds we raise from this offering will be used for exploration of the property to determine if there is an ore body beneath the surface. Exploration does not contemplate removal of the ore. We have no plans or funds for ore removal. Accordingly, we will not generate any revenues as a result of your investment.

3. Because the probability of an individual prospect ever having reserves is extremely remote any funds spent on exploration will probably be lost.

The probability of an individual prospect ever having reserves is extremely remote. In all probability the property does not contain any reserves. As such, any funds spent on exploration will probably be lost which result in a loss of your investment.

4. We lack an operating history and have losses which we expect to continue into the future. As a result, we may have to suspend or cease operations.

We were incorporated in January 2006 and we have not started our proposed business operations or realized any revenues. We have no operating history upon which an evaluation of our future success or failure can be made. Our net loss since inception is $(6,062). To achieve and maintain profitability and positive cash flow we are dependent upon:

*	our ability to locate a profitable mineral property
*	our ability to generate revenues
*	our ability to reduce exploration costs.

Based upon current plans, we expect to incur operating losses in future periods. This will happen because there are expenses associated with the research and exploration of our mineral properties. As a result, we may not generate revenues in the future. Failure to generate revenues will cause us to suspend or cease operations.

5. Because our management does not have technical training or experience in exploring for, starting, and operating an exploration program, we will have to hire qualified personnel. If we can't locate qualified personnel, we may have to suspend or cease operations which will result in the loss of your investment.

Because our management is inexperienced with exploring for, starting, and operating an exploration program, we will have to hire qualified persons to perform surveying, exploration, and excavation of the property. Our management has no direct training or experience in these areas and as a result may not be fully aware of many of the specific requirements related to working within the industry. Management's decisions and choices may not take into account standard engineering or managerial approaches, mineral exploration companies commonly use. Consequently our operations, earnings and ultimate financial success could suffer irreparable harm due to management's lack of experience in this industry. As a result we may have to suspend or cease operations which will result in the loss of your investment.

6. Because title to the property is held in the name of one of our officers, if he transfers the property to someone other than us, we will cease operations.

Record title to the property upon which we intend to conduct exploration activities is not held in our name. Record title to the property is recorded in the name of James Shao, our president. If he transfers the property to a third person, the third person will obtain good title and we will have nothing. If that happens we will be harmed in that we will not own any property and we will have to cease operations. Under British Columbia law title to British Columbia mining claims can only be held by British Columbia residents. In the case of corporations, title must be held by a British Columbia corporation. In order for us to own record title to the property, we would have to incorporate a British Columbia wholly owned subsidiary corporation and obtain audited financial statements. We believe those costs would be a waste of our money at this time since the legal costs of incorporating a subsidiary corporation, the accounting costs of audited financial statements for the subsidiary corporation, together with the legal and accounting costs of expanding this registration statement would cost several thousands of dollars. Accordingly, we have elected not to create the subsidiary at this time, but will do so if mineralized material is discovered on the property.

7. Because we are small and do not have much capital, we may have to limit our exploration activity which may result in a lose of your investment.

Because we are small and do not have much capital, we must limit our exploration activity. As such we may not be able to complete an exploration program that is as thorough as we would like. In that event, an existing ore body may go undiscovered. Without an ore body, we cannot generate revenues and you will lose your investment.

8. Weather interruptions in the province of British Columbia may affect and delay our proposed exploration operations and as a result, there may be delays in generating revenues.

Our proposed exploration work can only be performed approximately five to six months out of the year. This is because rain and snow cause the roads leading to our claims to be impassible during six to seven months of the year. When roads are impassible, we are unable to conduct exploration operations on the property which will delay the generation of possible revenues by us.

9. Because Mr. Shao has other outside business activities, he will only be devoting 10% of his time, or four hours per week to ours to our operations, our operations may be sporadic which may result in periodic interruptions or suspensions of exploration.

Because James Shao, one of our officers and directors has other outside business activities, he will only be devoting 10% of his time, or four hours per week. As a result, our operations may be sporadic and occur at times which are convenient to Mr. Shao. As a result, exploration of the property may be periodically interrupted or suspended.

Risks associated with this offering:

10. If our officers and directors resign or die without having found replacements our operations will be suspended or cease. If that should occur, you could lose your investment.

We have two officers and directors. We are entirely dependent upon them to conduct our operations. If they should resign or die there will be no one to run us. Further, we do not have key man insurance. If that should occur, until we find others person to run us, our operations will be suspended or cease entirely. In that event it is possible you could lose your entire investment.

11. Because there is no escrow, trust or similar account, your subscription could be seized by creditors or by a trustee in bankruptcy. If that occurs you will lose your investment.

There is no escrow, trust or similar account in which your subscription will be deposited. It will only be deposited in a separate bank account under our name. As a result, if we are sued for any reason and a judgment is rendered against us, your subscription could be seized in a garnishment proceeding. If we file a voluntary bankruptcy petition or our creditors file an involuntary bankruptcy petition, our assets will be seized by the bankruptcy trustee, including your subscription, and used to pay our creditors. If that happens, you will lose your investment, even if we fail to raise the minimum amount in this offering.

12. Because Mr. Shao is risking a small amount of capital and property, while you on the other hand are risking up to $200,000, if we fail you will absorb most of our loss.

Mr. Shao, one of our shareholders will receive a substantial benefit from your investment. Mr. Shao supplied the property, paid expenses and made a loan all of which totaled $18,182. You, on the other hand, will be providing all of the cash for our operations. As a result, if we cease operations for any reason, you will lose your investment while Mr. Shao will lose only approximately $18,182.

13. Because there is no public trading market for our common stock, you may not be able to resell your stock and as a result your investment is illiquid.

There is currently no public trading market for our common stock. Therefore there is no central place, such as stock exchange or electronic trading system, to resell your shares. If you do want to resell your shares, you will have to locate a buyer and negotiate your own sale, of which there is no assurance. As a result, your investment is illiquid.

USE OF PROCEEDS

Our offering is being made on a $100,000 minimum $200,000 maximum self-underwritten basis. The table below sets forth the use of proceeds if the minimum, $150,000 and the maximum amount of money is raised.

	Minimum	$150,000	Maximum

Gross proceeds	$100,000	$150,000	$200,000
Offering expenses	$30,000	$30,000	$30,000
Net proceeds	$70,000	$120,000	$170,000

The net proceeds will be used as follows:

Consulting Services	$5,000	$10,000	$15,000
Core Drilling	$60,500	$103,900	$142,000
Analyzing Samples	$3,000	$3,000	$3,000
Telephone	$200	$200	$200
Mail	$50	$50	$50

Stationary	$100	$100	$100
Accounting	$500	$1,500	$1,500
Office Equipment	$400	$1,000	$1,000
SEC filing	$250	$250	$2,150
Secretary	$0	$0	$5,000

Offering expenses consist of: (1) legal services, (2) accounting fees, (3) fees due the transfer agent, (4) printing expenses, and (5) filing fees.

Exploration expenditures consist of fees to be paid for consulting services connected with exploration, the cost of core drilling, and cost of analyzing core samples. We are not going to spend any sums of money or implement our exploration program until this offering is completed. We have not begun exploration. Consulting fees will not be more than $5,000 per month. We have not selected or identified a consultant at this time. We will not do so until we have completed this offering. Our consultant in consultation with our officers will supervise and contract for our exploration operations through independent contractors. Core drilling will cost $20.00 per foot. We drill as many holes as proceeds from the offering allow. We estimate drilling approximately 8 holes if we raise the minimum; 18 holes if we raise $150,000; and, 28 holes if we raise the maximum. We estimate it will cost up to $3,000 to analyze the core samples.

Working capital is the cost related to operating our office. It is comprised of expenses for telephone service, mail, stationary, accounting, acquisition of office equipment and supplies, legal and accounting fees related to filing reports with the SEC, and the salary of one secretary, assuming the maximum number of shares are sold, if needed.

We have allocated a wide range of money for exploration. That is because we do not know how much will ultimately be needed for exploration. If we discover significant quantities of mineral, we will begin technical and economic feasibility studies to determine if we have reserves. Only after we have reserves will we consider developing the property.

No proceeds from the offering will be paid to officers and directors.

DETERMINATION OF OFFERING PRICE

The price of the shares we are offering was arbitrarily determined in order for us to raise up to a total of $200,000 in this offering. The offering price bears no relationship whatsoever to our assets, earnings, book value or other criteria of value. Among the factors considered were:

*	our lack of operating history
*	the proceeds to be raised by the offering
*	the amount of capital to be contributed by purchasers in this offering in proportion to the amount of stock to be retained by our existing Stockholders, and
*	our relative cash requirements.

DILUTION OF THE PRICE YOU PAY FOR YOUR SHARES

Dilution represents the difference between the offering price and the net tangible book value per share immediately after completion of this offering. Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets. Dilution arises mainly as a result of our arbitrary determination of the offering price of the shares being offered. Dilution of the value of the shares you purchase is also a result of the lower book value of the shares held by our existing stockholders.

As of April 30, 2006, the net tangible book value of our shares of common stock was a deficit of (3,802) or approximately ($0.00) per share based upon 1,000,000 shares outstanding.

If 100% of the Shares Are Sold:

Upon completion of this offering, in the event all of the shares are sold, the net tangible book value of the 3,000,000 shares to be outstanding will be $166,198 or approximately $0.06 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.06 per share without any additional investment on their part. You will incur an immediate dilution from $0.10 per share to $0.06 per share.

After completion of this offering, if 2,000,000 shares are sold, you will own approximately 66.67% of the total number of shares then outstanding for which you will have made a cash investment of $200,000, or $0.10 per share. Our existing stockholders will own approximately 33.33% of the total number of shares then outstanding, for which they have made contributions of cash totaling $10.00 or approximately $0.00001 per share.

If 75% of the Shares Are Sold:

Upon completion of this offering, in the event 75% of the shares are sold, the net tangible book value of the 2,500,000 shares to be outstanding will be $116,198, or approximately $0.05 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.05 per share without any additional investment on their part. You will incur an immediate dilution from $0.10 per share to $0.05 per share.

After completion of this offering, if 1,500,000 shares are sold, you will own approximately 60.00% of the total number of shares then outstanding for which you will have made a cash investment of $150,000, or $0.10 per share. Our existing stockholders will own approximately 40% of the total number of shares then outstanding, for which they have made contributions of cash totaling $10.00 or approximately $0.00001 per share.

If the Minimum Number of the Shares Are Sold:

Upon completion of this offering, in the event 50% of the shares are sold, the net tangible book value of the 2,000,000 shares to be outstanding will be $66,198, or approximately $0.03 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.03 per share without any additional investment on their part. You will incur an immediate dilution from $0.10 per share to $0.03 per share.

After completion of this offering, if 1,000,000 shares are sold, you will own approximately 50% of the total number of shares then outstanding for which you will have made a cash investment of $100,000, or $0.10 per share. Our existing stockholders will own approximately 50% of the total number of shares then outstanding, for which they have made contributions of cash totaling $10.00 or approximately $0.00001 per share.

The following table compares the differences of your investment in our shares with the investment of our existing stockholders.

Existing Stockholders if all of the Shares are Sold:

Price per share	$0.00001
Net tangible book value per share before offering	$(0.00)
Potential gain to existing shareholders	$0.06
Net tangible book value per share after offering	$0.06
Increase to present stockholders in net tangible book value per share
after offering	$0.06
Capital contributions	$10.00
Number of shares outstanding before the offering	1,000,000
Number of shares after offering assuming the sale of the maximum
number of shares	3,000,000
Percentage of ownership after offering of present stockholders	33.33%

Purchasers of Shares in this Offering if all Shares Sold

Price per share	$0.10
Dilution per share	$0.04
Capital contributions	$200,000
Number of shares after offering held by public investors	2,000,000
Percentage of capital contributions by existing shareholders	0.005%
Percentage of capital contributions by new investors	99.995%
Percentage of ownership after offering	66.67%

Purchasers of Shares in this Offering if 75% of Shares Sold

Price per share	$0.10
Dilution per share	$0.05
Capital contributions	$150,000
Number of shares after offering held by public investors	1,500,000
Percentage of capital contributions by existing shareholders	0.007%
Percentage of capital contributions by new investors	99.993%
Percentage of ownership after offering	60.00%

Purchasers of Shares in this Offering if 50% of Shares Sold

Price per share	$0.10
Dilution per share	$0.07
Capital contributions	$100,000
Percentage of capital contributions by existing shareholders	0.01%
Percentage of capital contributions by new investors	99.99%
Number of shares after offering held by public investors	2,000,000
Percentage of ownership after offering	50%

PLAN OF DISTRIBUTION; TERMS OF THE OFFERING

We are offering 2,000,000 shares of common stock on a self-underwritten basis, 1,000,000 shares minimum, 2,000,000 shares maximum basis. The offering price is $0.10 per share. Funds from this offering will be placed in a separate bank account at Bank of Montreal, 595 Burrard Street, Vancouver, British Columbia, Canada, V7X 1L7. Its telephone number is (604) 665-2643. The funds will be maintained in the separate bank until we receive a minimum of $100,000 at which time we will remove those funds and use the same as set forth in the Use of Proceeds section of this prospectus. This account is not an escrow, trust or similar account. Your subscription will only be deposited in a separate bank account under our name. As a result, if we are sued for any reason and a judgment is rendered against us, your subscription could be seized in a garnishment proceeding and you could lose your investment, even if we fail to raise the minimum amount in this offering. As a result, there is no assurance that your funds will be returned to you if the minimum offering is not reached. Any funds received by us thereafter will immediately used by us. If we do not receive the minimum amount of $100,000 within 180 days of the effective date of our registration statement, 90 additional days if we so choose, all funds will be promptly returned to you without a deduction of any kind. During the 180 day period and possible additional 90 day period, no funds will be returned to you. You will only receive a refund of your subscription if we do not raise a minimum of $100,000 within the 180 day period referred to above which could be expanded by an additional 90 days at our discretion for a total of 270 days. There are no finders involved in our distribution.

We will sell the shares in this offering through James Shao, one of our officers and directors. He will receive no commission from the sale of any shares. He will not register as a broker-dealer under section 15 of the Securities Exchange Act of 1934 in reliance upon Rule 3a4-1. Rule 3a4-1 sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer's securities and not be deemed to be a broker/dealer. The conditions are that:

1. The person is not statutorily disqualified, as that term is defined in Section 3(a)(39) of the Act, at the time of his participation; and,

2. The person is not compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities;

3. The person is not at the time of their participation, an associated person of a broker/dealer; and,

4. The person meets the conditions of Paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he (A) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the Issuer otherwise than in connection with transactions in securities; and (B) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding twelve (12) months; and (C) do not participate in selling and offering of securities for any Issuer more than once every twelve (12) months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).

Mr. Shao is not statutorily disqualified, is not being compensated, and is not associated with a broker/dealer. He is and will continue to be one of our officers and directors at the end of the offering and has not been during the last twelve months and are currently not a broker/dealer or associated with a broker/dealer. He will not participate in selling and offering securities for any issuer more than once every twelve months.

Only after our registration statement is declared effective by the SEC, do we intend to advertise, through tombstones, and hold investment meetings in various states where the offering will be registered. We will not utilize the Internet to advertise our offering. Mr. Shao will also distribute the prospectus to potential investors at the meetings, to business associates and to his friends and relatives who are interested in us and a possible investment in the offering. No shares purchased in this offering will be subject to any kind of lock-up agreement.

We intend to sell our shares in the state of Nevada or outside the United States.

Management and affiliates thereof will not purchase shares in this offering to reach the minimum.

Section 15(g) of the Exchange Act - Penny Stock Disclosure

Our shares are "penny stocks" covered by section 15(g) of the Securities Exchange Act of 1934, as amended, and Rules 15g-1 through 15g-6 promulgated thereunder. They imposes additional sales practice requirements on broker/dealers who sell such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses). For transactions covered by the Rule, the broker/dealer must make a special suitability determination for the purchase and have received the purchaser's written agreement to the transaction prior to the sale. Consequently, the Rule may affect the ability of broker/dealers to sell our securities and also may affect your ability to resell your shares.

Section 15(g) also imposes additional sales practice requirements on broker/dealers who sell penny securities. These rules require a one page summary of certain essential items. The items include the risk of investing in penny stocks in both public offerings and secondary marketing; terms important to in understanding of the function of the penny stock market, such as "bid" and "offer" quotes, a dealers "spread" and broker/dealer compensation; the broker/dealer compensation, the broker/dealers duties to its customers, including the disclosures required by any other penny stock disclosure rules; the customers rights and remedies in causes of fraud in penny stock transactions; and, the NASD's toll free telephone number and the central number of the North American Administrators Association, for information on the disciplinary history of broker/dealers and their associated persons. While Section 15g and Rules 15g-1 through 15g-6 apply to broker/dealers, they do not apply to us.

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules.

Rule 15g-2 declares unlawful broker/dealer transactions in penny stocks unless the broker/dealer has first provided to the customer a standardized disclosure document.

Rule 15g-3 provides that it is unlawful for a broker/dealer to engage in a penny stock transaction unless the broker/dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

Rule 15g-4 prohibits broker/dealers from completing penny stock transactions for a customer unless the broker/dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales persons compensation.

Rule 15g-6 requires broker/dealers selling penny stocks to provide their customers with monthly account statements.

Again, the foregoing rules apply to broker/dealers. They do not apply to us in any manner whatsoever. Again, the application of the penny stock rules may affect your ability to resell your shares.

Regulation M

We are subject to Regulation M of the Securities Exchange Act of 1934. Regulation M governs activities of underwriters, issuers, selling security holders, and others in connection with offerings of securities. Regulation M prohibits distribution participants and their affiliated purchasers from bidding for purchasing or attempting to induce any person to bid for or purchase the securities being distribute.

Offering Period and Expiration Date

This offering will start on the date of this registration statement is declared effective by the SEC and continue for a period of 180 days. We may extend the offering period for an additional 90 days, or unless the offering is completed or otherwise terminated by us.

We will not accept any money until this registration statement is declared effective by the SEC.

Procedures for Subscribing

We will not accept any money until this registration statement is declared effective by the SEC. Once the registration statement is declared effective by the SEC, if you decide to subscribe for any shares in this offering, you must

1. execute and deliver a subscription agreement, a copy of which is included with the prospectus.

2. deliver a check or certified funds to us for acceptance or rejection.

All checks for subscriptions must be made payable to "HENIX RESOURCES INC."

Right to Reject Subscriptions

We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected within 48 hours after we receive them.

BUSINESS

General

We were incorporated on January 26, 2006. We are an exploration stage corporation. An exploration stage corporation is one engaged in the search from mineral deposits or reserves which are not in either the development or production stage. We intend to conduct exploration activities on one property. Record title to the property upon which we intend to conduct exploration activities is not held in our name. Record title to the property is recorded in the name of James Shao, our president. We intend to conduct exploration activities on one property located in the Province of British Columbia, Canada. The one property consists of 20 mining claims. We intend to explore for gold on the property.

There is no assurance that a commercially viable mineral deposit exists on the property and further exploration will be required before a final evaluation as to the economic feasibility is determined.

HENIX RESOURCES INC. has no plans to change its business activities or to combine with another business, and is not aware of any events or circumstances that might cause its plans to change.

Background

In January 2006, James Shao, our president and a member of the board of directors acquired one mineral property containing 20 mining claims in British Columbia, Canada by arranging the staking of the same through James McLeod, a non affiliated third party. Mr. McLeod is a self-employed contract staker and field worker residing in Vancouver, British Columbia.

We have no revenues, have achieved losses since inception, have no operations, have been issued a going concern opinion and rely upon the sale of our securities and loans from our officers and directors to fund operations.

We have no plans to change our business activities or to combine with another business, and are not aware of any events or circumstances that might cause us to change our plans.

Canadian jurisdictions allow a mineral explorer to claim a portion of available Crown lands as its exclusive area for exploration by depositing posts or other visible markers to indicate a claimed area. The process of posting the area is known as staking. Mr. Shao paid Mr. MeLeod approximately $3,500 to stake the claims. The claims were recorded in Mr. Shao's name to avoid incurring additional costs at this time. The additional fees would be for incorporation of a British Columbia corporation and legal and accounting fees related to the incorporation. On January 30, 2006, Mr. Shao has executed a declaration of trust acknowledging that he holds the property in trust for us and he will not deal with the property in any way, except to transfer the property to us. In the event that Mr. Shao transfers title to a third party, the declaration of trust will be used as evidence that he breached his fiduciary duty to us. Mr. Shao has not provided us with a signed or executed bill of sale in our favor. Mr. Shao will issue a bill of sale to a subsidiary corporation to be formed by us should mineralized material be discovered on the property. Mineralized material is a mineralized body, which has been delineated by appropriate spaced drilling or underground sampling to support sufficient tonnage and average grade of metals to justify removal.

Under British Columbia law title to British Columbia mining claims can only be held by British Columbia residents. In the case of corporations, title must be held by a British Columbia corporation. In order to comply with the law we would have to incorporate a British Columbia wholly owned subsidiary corporation and obtain audited financial statements. We believe those costs would be a waste of our money at this time.

In the event that we find mineralized material and the mineralized material can be economically extracted, we will form a wholly owned British Columbia subsidiary corporation and Mr. Shao will convey title to the property to the wholly owned subsidiary corporation. Should Mr. Shao transfer title to another person and that deed is recorded before we record our documents, that other person will have superior title and we will have none. If that event occurs, we will have to cease or suspend operations. However, Mr. Shao will be liable to us for monetary damages for breaching the terms of his oral agreement with us to transfer his title to a subsidiary corporation we create. To date we have not performed any work on the property. All Canadian lands and minerals which have not been granted to private persons are owned by either the federal or provincial governments in the name of Her Majesty. Ungranted minerals are commonly known as Crown minerals. Ownership rights to Crown minerals are vested by the Canadian Constitution in the province where the minerals are located. In the case of the Company's property, that is the province of British Columbia.

In the 19th century the practice of reserving the minerals from fee simple Crown grants was established. Legislation now ensures that minerals are reserved from Crown land dispositions. The result is that the Crown is the largest mineral owner in Canada, both as the fee simple owner of Crown lands and through mineral reservations in Crown grants. Most privately held mineral titles are acquired directly from the Crown. The Company's property is one such acquisition. Accordingly, fee simple title to the Company's property resides with the Crown.

The Company's claims are mining leases issued pursuant to the British Columbia Mineral Act. The lessee has exclusive rights to mine and recover all of the minerals contained within the surface boundaries of the lease continued vertically downward.

The property is unencumbered and there are no competitive conditions which affect the property. Further, there is no insurance covering the property and we believe that no insurance is necessary since the property is unimproved and contains no buildings or improvements.

To date we have not performed any work on the property. We are presently in the exploration stage and we cannot guarantee that a commercially viable mineral deposit, a reserve, exists in the property until further exploration is done and a comprehensive evaluation concludes economic and legal feasibility.

There are no native land claims that affect title to the property. We have no plans to try interest other companies in the property if mineralization is found. If mineralization is found, we will try to develop the property ourselves.

Claims

The following is a list of tenure numbers, claim, date of recording and expiration date of our claims:

		Date of	Date of
Tenure No.	Document Description	Recording	Expiration

526668	HRI	January 30, 2006	January 30, 2007

In order to maintain these claims we must pay a fee of CDN$100 per year per claim.

Location and Access

The HRI property is a mineral claim of 20 contiguous cells comprising a total of 1,022 acres and may be located on the NTS map sheets, 82L/4E. At the center of the property the latitude is 50_ 13' N and the longitude is 119_ 40' W. The claim is located in the Okanagan Lake West area and is situated 20 airmiles (29 miles by good all weather, paved and gravel road) southwest of the City of Vernon, British Columbia, Canada.

The property is accessible by traveling southwest of Vernon, British Columbia, along the Okanagan Lake westside road for 15 miles on a good all weather, paved road to the confluence of Whiteman Creek and Okanagan Lake. An all weather, gravel road is then taken for 11 miles to the west along the Whiteman Creek valley and then south for 3 miles along the southerly trending Hooknose Creek logging road to the center of the HRI mineral claim.

MAP 1

MAP 2

Physiography

The property is accessible by traveling southwest of Vernon, British Columbia, along the Okanagan Lake westside road for 15 miles on a good all weather, paved road to the confluence of Whiteman Creek and Okanagan Lake. An all weather, gravel road is then taken for 11 miles to the west along the Whiteman Creek valley and then south for 3 miles along the southerly trending Hooknose Creek logging road to the center of the HRI mineral claim.

The HRI property lies within the Interior Dry Belt biotic zone and experiences about 15" of precipitation annually of which about 25% may occur as a snow equivalent. The summers can experience hot weather while the winters are generally mild and last from December through March.

Much of the Thompson Plateau area hosts patchy conifer cover of Ponderosa pine and Douglas fir mingled with open range and deciduous groves of aspen and poplar. The general area supports an active logging industry. Mining holds an historical and contemporary place in the development and economic well being of the area.

The City of Vernon, British Columbia which lies 29 miles by road northeast of the HRI mineral claim offers much of the necessary infrastructure required to base and carry-out an exploration program (accommodations, communications, equipment and supplies).

The property is located in the southern part of the Thompson Plateau above the westside of Okanagan Lake. The claim area ranges in elevation from 3,500 feet to 5,000 feet mean sea level. The physiographic setting of the property can be described as rounded, mountainous plateau terrain that has been surficially altered both by the erosional and depositional (drift cover) effects of glaciation. Thickness of drift cover in the valleys may vary considerably.

Property Geology

The geology of the HRI property area may be described as being underlain by intrusive rock unit of the Coast intrusions of Jurassic-Cretaceous age. They may be granite to granodiorite in composition. The next youngest observed units are the Cretaceous to Tertiary aged intrusive crystalline rocks of granitic to syenitic composition. The youngest rock units observed in the property area are Kamloops Group units of Tertiary (Oligocene or Miocene) age. These units occur as interlayered volcanic flows and sediments. These rock units may be composed of basaltic lavas and flow breccias, minor rhyolite lava and breccia, local sandstone, shale, conglomerate and coal.

Some or all of these units may be found to host economic mineralization. The property setting offers good underlying possibilities and all overburden areas should be checked if a field program is undertaken.

Mineralization

Mr. James W. McLeod, P.Geo., has observed in places within the general area pyrite-pyrrhotite-chalcopyrite mineralization as mesothermal replacements or vein-type of occurrences. These occurrences were found in volcanic flow hosts, but could occur in medium grain-sized intrusive rock units within steeply dipping to vertical fissure/fault zones with some dissemination in the adjacent wallrock. Alteration accompanying the pyritization was observed as epidote-chlorite-calcite or a propylitic assemblage. The fault/fracture zones should be 10's of feet wide and 100's of feet in length and generally trend northerly (west or east). The gold quartz type mineralization may be of an epithermal origin, lower temperature and possibly with a carbonate accessory and be peripheral to a higher temperature porphyry stockwork system.

History of Previous Work

The recorded mining history of the general area to the west of Okanagan lake dates from the turn of the century at which time the area was explored for placer gold. Some minor placer gold production was attained during the period 1889-1895. Creeks in the area that produced minor amounts of placer gold are Bouleau, Equisis, Naswhito and Whiteman. Of general interest is the lack of or only minor amounts of placer gold reported occurring on the eastside of the Okanagan valley.

Lode gold was first mentioned in the historical record for the general area about the turn of the century without more than prospecting interest until the 1930's, during the Great Depression. Two local discoveries a few miles to the south of the claim area, the White Elephant (Yellow Rose) and the Zion received some basic trenching and in the case of the White Elephant a small mill was constructed on site and some small shipments of concentrates were made to the smelter.

During the 1960's major mining companies undertook regional silt sampling programs in search of the porphyry copper-molybdenum deposits which lead to the discovery of several molybdenite-bearing siliceous stockwork prospects. The most notable being the Wood and the Whit prospects.

During the mid-1980's, Huntington Resources Ltd. optioned and worked on the Brett precious metal occurrence found on the northside of Whiteman Creek, approximately 3 miles northwest of the HRI property. The exploration involved geological work, drilling and carrying out an underground exploration drifting program to try and test the gold-bearing vein system. The drift was apparently stopped short of the projected target area. In 2004 a junior mineral exploration company undertook a surface diamond core drilling program that reportedly intersected the vein below the exploration drift level.

Supplies

Competition and unforeseen limited sources of supplies in the industry could result in occasional spot shortages of supplies, such as dynamite, and certain equipment such as bulldozers and excavators that we might need to conduct exploration. We have not attempted to locate or negotiate with any suppliers of products, equipment or materials. We will attempt to locates products, equipment and materials after this offering is complete. If we cannot find the products and equipment we need, we will have to suspend our exploration plans until we do find the products and equipment we need.

Description of Property

Other than our interest in the property, we own no plants or other property. With respect to the property, our right to conduct exploration activity is based upon our oral agreement with Mr. Shao, our president, director and shareholder. Under this oral agreement, Mr. Shao has allowed us to conduct exploration activity on the property. Mr. Shao holds the property in trust for us pursuant to a declaration of trust dated January 30, 2006.

Our Proposed Exploration Program

The property is accessible by traveling southwest of Vernon, British Columbia, along the Okanagan Lake westside road for 15 miles on a good all weather, paved road to the confluence of Whiteman Creek and Okanagan Lake. An all weather, gravel road is then taken for 11 miles to the west along the Whiteman Creek valley and then south for 3 miles along the southerly trending Hooknose Creek logging road to the center of the HRI mineral claim.

Our exploration target is to find an ore body containing gold. Our success depends upon finding mineralized material. This includes a determination by our consultant if the property contains reserves. We have not selected a consultant as of the date of this prospectus and will not do so until our offering is successfully completed, if that occurs, of which there is no assurance. Mineralized material is a mineralized body, which has been delineated by appropriate spaced drilling or underground sampling to support sufficient tonnage and average grade of metals to justify removal. If we don' t find mineralized material or we cannot remove mineralized material, either because we do not have the money to do it or because it is not economically feasible to do it, we will cease operations and you will lose your investment.

In addition, we may not have enough money to complete our exploration of the property. If it turns out that we have not raised enough money to complete our exploration program, we will try to raise additional funds from a second public offering, a private placement or loans. At the present time, we have not made any plans to raise additional money and there is no assurance that we would be able to raise additional money in the future. In we need additional money and cant raise it, we will have to suspend or cease operations.

We must conduct exploration to determine what amount of minerals, if any, exist on our properties and if any minerals which are found can be economically extracted and profitably processed.

The property is undeveloped raw land. Exploration and surveying has not been initiated and will not be initiated until we raise money in this offering. That is because we do not have money to start exploration. Once the offering is concluded, we intend to start exploration operations. To our knowledge, the property has never been mined. The only event that has occurred is the staking of the property by James McLeod and a physical examination of the property by Mr. Shao, our president and director. The cost of staking the claim was included in the $3,500 paid to Mr. McLeod. Before minerals retrieval can begin, we must explore for and find mineralized material. After that has occurred we have to determine if it is economically feasible to remove the mineralized material. Economically feasible means that the costs associated with the removal of the mineralized material will not exceed the price at which we can sell the mineralized material. We can't predict what that will be until we find mineralized material.

We do not know if we will find mineralized material. We believe that activities occurring on adjoining properties are not material to our activities. The reason is that what ever is located under adjoining property may or may not be located under the property.

We do not claim to have any minerals or reserves whatsoever at this time on any of the property.

We intend to implement an exploration program which consists of core sampling. Core sampling is the process of drilling holes to a depth of up to 1,400 feet in order to extract a samples of earth. Mr. Shao, after confirming with our consultant, will determine where drilling will occur on the property. Mr. Shao will not receive fees for his services. The samples will be tested to determine if mineralized material is located on the property. Based upon the tests of the core samples, we will determine if we will terminate operations; proceed with additional exploration of the property; or develop the property. The proceeds from this offering are designed to only fund the costs of core sampling and testing. We intend to take our core samples to analytical chemists, geochemists and registered assayers located in Vancouver, British Columbia. We have not selected any of the foregoing as of the date of this prospectus. We will only make the selections in the event we raise the minimum amount of this offering.

We estimate the cost of drilling will be $20.00 per foot drilled. The amount of drilling will be predicated upon the amount of money raised in this offering. If we raise the minimum amount of money, we will drill approximately 3,000 linear feet or 8 holes to depth of 300 feet. Assuming that we raise the maximum amount of money, we will drill approximately 7,000 linear feet, or up to 28 holes to a depth of 300 feet. We estimate that it will take up to three months to drill 28 holes to a depth of 300 feet each. We will pay a consultant up to a maximum of $5,000 per month for his services during the three month period or a total of $15,000. The total cost for analyzing the core samples will be $3,000. We will begin exploration activity ninety days after this public offering is completed, weather permitting.

The breakdowns were made in consultation with Mr. MeLeod.

We do not intend to interest other companies in the property if we find mineralized materials. We intend to try to develop the reserves ourselves through the use of consultant. We have no plans to interest other companies in the property if we do not find mineralized material.

If we are unable to complete exploration because we do not have enough money, we will cease operations until we raise more money. If we cannot or do not raise more money, we will cease operations. If we cease operations, we don't know what we will do and we don't have any plans to do anything else.

We cannot provide you with a more detailed discussion of how our exploration program will work and what we expect will be our likelihood of success. That is because we have a piece of raw land and we intend to look for mineralized material. We may or may not find any mineralized material. We hope we do, but it is impossible to predict the likelihood of such an event.

We do not have any plans to make our company generate revenue. That is because we have not found economic mineralization yet and it is impossible to project revenue generation from nothing.

We anticipate starting exploration activity ninety days after this public offering is completed, weather permitting.

Competitive Factors

The gold mining industry is fragmented, that is there are many, many gold prospectors and producers, small and large. We do not compete with anyone. That is because there is no competition for the exploration or removal of minerals from the property. We will either find gold on the property or not. If we do not, we will cease or suspend operations. We are one of the smallest exploration companies in existence. We are an infinitely small participant in the gold mining market. Readily available gold markets exist in Canada and around the world for the sale of gold. Therefore, we will be able to sell any gold that we are able to recover.

Regulations

Our mineral exploration program is subject to the Canadian Mineral Tenure Act Regulation. This act sets forth rules for

*	locating claims
*	posting claims
*	working claims
*	reporting work performed

We are also subject to the British Columbia Mineral Exploration Code which tells us how and where we can explore for minerals. We must comply with these laws to operate our business. Compliance with these rules and regulations will not adversely affect our operations.

Environmental Law

We are also subject to the Health, Safety and Reclamation Code for Mines in British Columbia. This code deals with environmental matters relating to the exploration and development of mining properties. Its goals are to protect the environment through a series of regulations affecting:

1.	Health and Safety
2.	Archaeological Sites
3.	Exploration Access

We are responsible to provide a safe working environment, not disrupt archaeological sites, and conduct our activities to prevent unnecessary damage to the property.

We will secure all necessary permits for exploration and, if development is warranted on the property, will file final plans of operation before we start any mining operations. We anticipate no discharge of water into active stream, creek, river, lake or any other body of water regulated by environmental law or regulation. No endangered species will be disturbed. Restoration of the disturbed land will be completed according to law. All holes, pits and shafts will be sealed upon abandonment of the property. It is difficult to estimate the cost of compliance with the environmental law since the full nature and extent of our proposed activities cannot be determined until we start our operations and know what that will involve from an environmental standpoint.

We are in compliance with the act and will continue to comply with the act in the future. We believe that compliance with the act will not adversely affect our business operations in the future.

Exploration stage companies have no need to discuss environmental matters, except as they relate to exploration activities. The only "cost and effect" of compliance with environmental regulations in British Columbia is returning the surface to its previous condition upon abandonment of the property. We believe the cost of reclaiming the property will be $750 if we drill 8 holes and $2,250 if we drill 23 holes. We have not allocated any funds for the reclamation of the property and the proceeds for the cost of reclamation will not be paid from the proceeds of the offering. Mr. Shao has agreed to pay the cost of reclaiming the property should mineralized material not be discovered.

Employees

We intend to use the services of subcontractors for manual labor exploration work on our properties.

Employees and Employment Agreements

At present, we have no full-time employees. Our two officers and directors are part-time employees and each will devote about 10% of their time or four hours per week to our operation. Our officers and directors do not have employment agreements with us. We presently do not have pension, health, annuity, insurance, stock options, profit sharing or similar benefit plans; however, we may adopt plans in the future. There are presently no personal benefits available to our officers and directors. Mr. Shao will handle our administrative duties. Because our officers and directors are inexperienced with exploration, they will hire qualified persons to perform the surveying, exploration, and excavating of the property. As of today, we have not looked for or talked to any geologists or engineers who will perform work for us in the future. We do not intend to do so until we complete this offering.

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

This section of the prospectus includes a number of forward- looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like: believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements, which apply only as of the date of this prospectus. These forward-looking states are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or out predictions.

Plan of Operation

We are a start-up, exploration stage corporation and have not yet generated or realized any revenues from our business operations.

Our auditors have issued a going concern opinion. This means that there is substantial doubt that we can continue as an on-going business for the next twelve months unless we obtain additional capital to pay our bills. This is because we have not generated any revenues and no revenues are anticipated until we begin removing and selling minerals. There is no assurance we will ever reach this point. Accordingly, we must raise cash from sources other than the sale of minerals found on the property. That cash must be raised from other sources. Our only other source for cash at this time is investments by others in Henix Resources. We must raise cash to implement our project and stay in business. If we raise the minimum amount of money in this offering, we believe it will last twelve months.

We will be conducting research in the form of exploration of the property. Our exploration program is explained in as much detail as possible in the business section of this prospectus. We are not going to buy or sell any plant or significant equipment during the next twelve months.

The property is accessible by traveling southwest of Vernon, British Columbia, along the Okanagan Lake westside road for 15 miles on a good all weather, paved road to the confluence of Whiteman Creek and Okanagan Lake. An all weather, gravel road is then taken for 11 miles to the west along the Whiteman Creek valley and then south for 3 miles along the southerly trending Hooknose Creek logging road to the center of the HRI mineral claim.

Our exploration target is to find an ore body containing gold. Our success depends upon finding mineralized material. This includes a determination by our consultant if the property contains reserves. We have not selected a consultant as of the date of this prospectus and will not do so until our offering is successfully completed, if that occurs, of which there is no assurance. Mineralized material is a mineralized body, which has been delineated by appropriate spaced drilling or underground sampling to support sufficient tonnage and average grade of metals to justify removal. If we don' t find mineralized material or we cannot remove mineralized material, either because we do not have the money to do it or because it is not economically feasible to do it, we will cease operations and you will lose your investment.

In addition, we may not have enough money to complete our exploration of the property. If it turns out that we have not raised enough money to complete our exploration program, we will try to raise additional funds from a second public offering, a private placement or loans. At the present time, we have not made any plans to raise additional money and there is no assurance that we would be able to raise additional money in the future. In we need additional money and cant raise it, we will have to suspend or cease operations.

We must conduct exploration to determine what amount of minerals, if any, exist on our properties and if any minerals which are found can be economically extracted and profitably processed.

The property is undeveloped raw land. Exploration and surveying has not been initiated and will not be initiated until we raise money in this offering. That is because we do not have money to start exploration. Once the offering is concluded, we intend to start exploration operations. To our knowledge, the property has never been mined. The only event that has occurred is the staking of the property by James McLeod and a physical examination of the property by Mr. Shao, our president and director. The cost of staking the claim was included in the $3,500 paid to Mr. McLeod. Before minerals retrieval can begin, we must explore for and find mineralized material. After that has occurred we have to determine if it is economically feasible to remove the mineralized material. Economically feasible means that the costs associated with the removal of the mineralized material will not exceed the price at which we can sell the mineralized material. We can't predict what that will be until we find mineralized material.

We do not know if we will find mineralized material. We believe that activities occurring on adjoining properties are not material to our activities. The reason is that what ever is located under adjoining property may or may not be located under the property.

We do not claim to have any minerals or reserves whatsoever at this time on any of the property.

We intend to implement an exploration program which consists of core sampling. Core sampling is the process of drilling holes to a depth of up to 1,400 feet in order to extract a samples of earth. Mr. Shao, after confirming with our consultant, will determine where drilling will occur on the property. Mr. Shao will not receive fees for his services. The samples will be tested to determine if mineralized material is located on the property. Based upon the tests of the core samples, we will determine if we will terminate operations; proceed with additional exploration of the property; or develop the property. The proceeds from this offering are designed to only fund the costs of core sampling and testing. We intend to take our core samples to analytical chemists, geochemists and registered assayers located in Vancouver, British Columbia. We have not selected any of the foregoing as of the date of this prospectus. We will only make the selections in the event we raise the minimum amount of this offering.

We estimate the cost of drilling will be $20.00 per foot drilled. The amount of drilling will be predicated upon the amount of money raised in this offering. If we raise the minimum amount of money, we will drill approximately 3,000 linear feet or 8 holes to depth of 300 feet. Assuming that we raise the maximum amount of money, we will drill approximately 7,000 linear feet, or up to 28 holes to a depth of 300 feet. We estimate that it will take up to three months to drill 28 holes to a depth of 300 feet each. We will pay a consultant up to a maximum of $5,000 per month for his services during the three month period or a total of $15,000. The total cost for analyzing the core samples will be $3,000. We will begin exploration activity 90 days after the completion of this public offering, weather permitting.

We do not intend to interest other companies in the property if we find mineralized materials. We intend to try to develop the reserves ourselves through the use of consultant. We have no plans to interest other companies in the property if we do not find mineralized material.

If we are unable to complete any phase of exploration because we don't have enough money, we will cease operations until we raise more money. If we can't or don't raise more money, we will cease operations. If we cease operations, we don't know what we will do and we don't have any plans to do anything.

We do not intend to hire additional employees at this time. All of the work on the property will be conduct by unaffiliated independent contractors that we will hire. The independent contractors will be responsible for surveying, geology, engineering, exploration, and excavation. The geologists will evaluate the information derived from the exploration and excavation and the engineers will advise us on the economic feasibility of removing the mineralized material.

Limited Operating History; Need for Additional Capital

There is no historical financial information about us upon which to base an evaluation of our performance. We are an exploration stage corporation and have not generated any revenues from operations. We cannot guarantee we will be successful in our business operations. Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources, possible delays in the exploration of our properties, and possible cost overruns due to price and cost increases in services.

To become profitable and competitive, we conduct into the research and exploration of our properties before we start production of any minerals we may find. We are seeking equity financing to provide for the capital required to implement our research and exploration phases. We believe that the funds raised from this offering will allow us to operate for one year.

We have no assurance that future financing will be available to us on acceptable terms. If financing is not available on satisfactory terms, we may be unable to continue, develop or expand our operations. Equity financing could result in additional dilution to existing shareholders.

Liquidity and Capital Resources

To meet our need for cash we are attempting to raise money from this offering. We cannot guarantee that we will be able to raise enough money through this offering to stay in business. Whatever money we do raise, will be applied to the items set forth in the Use of Proceeds section of this prospectus. If we find mineralized material and it is economically feasible to remove the mineralized material, we will attempt to raise additional money through a subsequent private placement, public offering or through loans. If we do not raise all of the money we need from this offering to complete our exploration of the property, we will have to find alternative sources, like a second public offering, a private placement of securities, or loans from our officers or others.

We have discussed this matter with our officers and directors and Mr. Shao has agreed to advance funds as needed until the public offering is completed or failed and has agreed to pay the cost of reclamation of the property should mineralized material not be found thereon. The foregoing agreement is oral, there is nothing in writing to evidence the same. While Mr. Shao has agreed to advance the funds, the agreement is unenforceable as a matter of law, since there is no consideration for the same. At the present time, we have not made any arrangements to raise additional cash, other than through this offering. If we need additional cash and can't raise it we will either have to suspend operations until we do raise the cash, or cease operations entirely. Whether we raise the minimum amount or maximum amount, it will last a year. Other than as described in this paragraph, we have no other financing plans.

We acquired one property containing 20 claims. The property is staked and we will begin our exploration plan upon completion of this offering. We expect to start exploration operations within 90 days of completing this offering. As of the date of this prospectus we have yet to being operations and therefore we have yet to generate any revenues.

Since inception, we have issued 1,000,000 shares of our common stock and received $10.00.

As of the date of this prospectus, we have yet to begin operations and therefore have not generated any revenues.

In January 2006, we issued 1,000,000 shares of common stock pursuant to the exemption from registration set forth in section 4(2) of the Securities Act of 1933. The purchase price of the shares was $10.00. This was accounted for as an acquisition of shares. James Shao covered our initial expenses covering incorporation, accounting and legal fees of $14,682 and $3,500 for staking, for a total of $18,182, all of which was paid directly to our staker, attorney and accountant. The amount owed to Mr. Shao is non-interest bearing, unsecured and due on demand. Further the agreement with Mr. Shao is oral and there is no written document evidencing the agreement.

As of April 30, 2006, our total assets were $14,380 and our total liabilities were $18,182.

MANAGEMENT

Officers and Directors

Each of our directors serves until his or her successor is elected and qualified. Each of our officers is elected by the board of directors to a term of one (1) year and serves until his or her successor is duly elected and qualified, or until he or she is removed from office. The board of directors has no nominating, auditing or compensation committees.

The name, address, age and position of our present sole officer and director is set forth below:

Name and Address	Age	Position(s)
James Shao	46	president, principal executive officer, secretary, treasurer,
19 West 60th Avenue		principal financial officer and a member of the board of
Vancouver, British Columbia		directors
Canada V5X 1Z3

Wuyi Wu	49	a member of the board of directors
1026 Tuxedo Drive
Port Moody, British Columbia
Canada V3H 1L4

The persons named above have held their offices/positions since inception of our company and are expected to hold their offices/positions until the next annual meeting of our stockholders.

Background of Officers and Directors

James Shao, President

Since inception Mr. James Shao has been our president, principal executive officer, secretary, treasurer, principal financial officer, principal accounting officer and a member of our board of directors. Since November 2005, Mr. Shao has been the chief financial officer of Chian Clean Energy Resources Ltd. From December 2004 to September 2005, Mr. Shao was the chief financial officer of Hendrx Corp. From August 2000 to September 2004, Mr. Shao was a senior auditor at Dale, Matheson, Carr-Hilton in Vancouver, British Columbia.

Wuyi Wu, Director

Since January 28, 2006, Ms. Wuyi Wu has been a member of our board of directors. Since May 1999, Ms. Wu has been a director of 585655 BC Ltd. From January 2006 to the present, Ms. Wu has been the Senior Database Consultant at MarketLinc in Vancouver, British Columbia. Ms. Wu was the Senior Microsoft SQL Architect/Consultant at Alderwoods Group in Burnaby, British Columbia from November 2005 to January 2006. From October 2001 to October 2005, Ms Wu. was the Senior DBA at Source Medical Software Solution Ltd in Vancouver, British Columbia.

Conflicts of Interest

We believe that Ms. Wu will be subject to conflicts of interest. The conflicts of interest arise from Ms. Wu's unwillingness to devote full time to our operations. Since, we will not acquire any additional properties, Ms. Wu will not be competing with us. No policy has been implemented or will be implemented to address conflicts of interest.

In the event both Mr. Shao and Ms. Wu resign as an officer and director, there will be no one to run our operations and our operations will be suspended or cease entirely.

EXECUTIVE COMPENSATION

The following table sets forth the compensation paid by us from inception on January 25, 2006 through June 23, 2006, for each or our officers and directors. This information includes the dollar value of base salaries, bonus awards and number of stock options granted, and certain other compensation, if any. The compensation discussed addresses all compensation awarded to, earned by, or paid or named executive officers.

SUMMARY COMPENSATION TABLE

						Long-Term Compensation
			Annual Compensation			Awards	Payouts
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)

						Securities
				Other	Under	Restricted		Other
				Annual	Options/	Shares or		Annual
Names Executive				Compen-	SARs	Restricted	LTIP	Compen-
Officer and Principal	Year	Salary	Bonus	sation	Granted	Share	Payouts	sation
Position	Ended	(US$)	(US$)	(US$)	(#)	Units	(US$)	(US$)

James Wu	2006	0	0	0	0	0	0	0
President	2005	0	0	0	0	0	0	0
	2004	0	0	0	0	0	0	0

Wuyi Wu	2006	0	0	0	0	0	0	0
Director	2005	0	0	0	0	0	0	0
	2004	0	0	0	0	0	0	0

We have not paid any salaries in 2006, and we do not anticipate paying any salaries at any time in 2007. We will not begin paying salaries until we have adequate funds to do so.

There are no other stock option plans, retirement, pension, or profit sharing plans for the benefit of our officers and directors other than as described herein.

Long-Term Incentive Plan Awards

We not have any long-term incentive plans that provide compensation intended to serve as incentive for performance.

Compensation of Directors

Our directors do not receive any compensation for serving as members of the board of directors.

As of the date hereof, we have not entered into employment contracts with any of our officers and do not intend to enter into any employment contracts until such time as it profitable to do so.

Indemnification

Under our Bylaws, we may indemnify an officer or director who is made a party to any proceeding, including a law suit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Regarding indemnification for liabilities arising under the Securities Act of 1933, which may be permitted to directors or officers under Nevada law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

PRINCIPAL STOCKHOLDERS

The following table sets forth, as of the date of this prospectus, the total number of shares owned beneficially by each of our directors, officers and key employees, individually and as a group, and the present owners of 5% or more of our total outstanding shares. The table also reflects what their ownership will be assuming completion of the sale of all shares in this offering . The stockholder listed below has direct ownership of his shares and possesses sole voting and dispositive power with respect to the shares.

Percentage of
		Number of Shares	Ownership
	Number of	After Offering	After the Offering
Name and Address	Shares Before	Assuming all of the	Assuming all of the
Beneficial Ownership [1]	the Offering	Shares are Sold	Shares are Sold

James Shao	800,000	800,000	26.67%
19 West 60th Avenue
Vancouver, British Columbia
Canada V5X 1Z3

Wuyi Wu	200,000	200,000	6.66%
1026 Tuxedo Drive
Port Moody, British Columbia
Canada V3H 1L4

All Officers and Directors	1,000,000	3,000,000	33.33%
as a Group (2 persons)

[1]     The persons named above "promoters" as defined in the Securities Exchange Act of 1934. Mr. Shao and Ms. Wu are the only "promoters" of our company.

Future Sales by Existing Stockholders

A total of 1,000,000 shares of common stock were issued to James Shao and Wuyi Wu, our officers and directors in January 2006. The 1,000,000 shares are restricted securities, as defined in Rule 144 of the Rules and Regulations of the SEC promulgated under the Securities Act. Under Rule 144, the shares can be publicly sold, subject to volume restrictions and restrictions on the manner of sale, commencing one year after their acquisition. Rule 144 provides that a person may not sell more than 1% of the total outstanding shares in any three month period and the sales must be sold either in a brokers' transaction or in a transaction directly with a market maker.

Shares purchased in this offering, which will be immediately resalable, and sales of all of our other shares after applicable restrictions expire, could have a depressive effect on the market price, if any, of our common stock and the shares we are offering.

A total of 1,000,000 shares of our stock are currently owned by our officers and directors. They will likely sell a portion of their stock if the market price goes above $0.10. If they do sell their stock into the market, the sales may cause the market price of the stock to drop.

Because our officers and directors will control us after the offering, regardless of the number of shares sold, your ability to cause a change in the course of our operations is eliminated. As such, the value attributable to the right to vote is gone. This could result in a reduction in value to the shares you own because of the ineffective voting power.

DESCRIPTION OF SECURITIES

Common Stock

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.00001 per share. The holders of our common stock:

*	have equal ratable rights to dividends from funds legally available if and when declared by our board of directors;

*	are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;

*	do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and

*	are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

Non-cumulative Voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors. After this offering is completed, present stockholders will own approximately 66.67% of our outstanding shares.

Cash Dividends

As of the date of this prospectus, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Preferred Stock

We are authorized to issue 100,000,000 shares of preferred stock with a par value of $0.00001 per share. The terms of the preferred shares is at the discretion of the board of directors. Currently no preferred shares are issued and outstanding.

Anti-Takeover Provisions

There are no Nevada anti-takeover provisions that may have the affect of delaying or preventing a change in control. 78.378 through 78.3793 of the Nevada Revised Statutes relates to control share acquisitions that may delay to make more difficult acquisitions or changes in our control, however, they only apply when we have 200 or more stockholders of record, at least 100 of whom have addresses in the state of Nevada appearing on our stock ledger and we do business in this state directly or through an affiliated corporation. Neither of the foregoing events seems likely will occur. Currently, we have no Nevada shareholders and since this offering will not be made in the state of Nevada, no shares will be sold to Nevada residents. Further, we do not do business in Nevada directly or through an affiliate corporation and we do not intend to do business in the state of Nevada in the future. Accordingly, there are no anti-takeover provisions that have the affect of delaying or preventing a change in our control.

Reports

After we complete this offering, we will not be required to furnish you with an annual report. Further, we will not voluntarily send you an annual report. We will be required to file reports with the SEC under section 15(d) of the Securities Act. The reports will be filed electronically. The reports we will be required to file are Forms 10-KSB, 10-QSB, and 8-K. You may read copies of any materials we file with the SEC at the SECs Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that will contain copies of the reports we file electronically. The address for the Internet site is www.sec.gov.

Stock Transfer Agent

Our stock transfer agent for our securities is Pacific Stock Transfer Company, 500 East Warm Springs Road, Las Vegas, Nevada 89119 and its telephone number is (702) 361-3033.

CERTAIN TRANSACTIONS

In January 2006, we issued a total of 1,000,000 shares of restricted common stock to James Shao and Wuyi Wu, our officers and directors. This was accounted for as an acquisition of shares of common stock in the amount of $10.00.

Mr. Shao also caused the property, comprised of 20 claims, to be staked at a cost of $3,500. The claims were staked by James McLeod for the $3,500. The terms of the transaction with Mr. McLeod were at arm' s length and Mr. McLeod was not an affiliate. Mr. Shao will transfer the claims to us if mineralized material is found on the claims. Mr. Shao will not receive anything of value for the transfer and we will not pay any consideration of any kind for the transfer of the claims.

Mr. Shao and Ms.Wu are our only promoters. They have not received or will they receive anything of value from us, directly or indirectly in their capacities as promoters.

LITIGATION

We are not a party to any pending litigation and none is contemplated or threatened.

EXPERTS

Our financial statements for the period from inception to April 30, 2006, included in this prospectus have been audited by Manning Elliott LLP, Chartered Accountants, 11th Floor, 1050 Pender Street, Vancouver, British Columbia, Canada, V6E 3S7, as set forth in their report included in this prospectus. Their report is given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

Conrad C. Lysiak, Attorney at Law, 601 West First Avenue, Suite 503, Spokane, Washington 99201, telephone (509) 624-1475 has acted as our legal counsel.

FINANCIAL STATEMENTS

Our fiscal year end is April 30. We will provide audited financial statements to our stockholders on an annual basis; the statements will be prepared by Manning Elliott LLP, Chartered Accountants, 11th Floor, 1050 Pender Street, Vancouver, British Columbia, Canada, V6E 3S7.

Our financial statements immediately follow:

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of
Henix Resources, Inc.
(An Exploration Stage Company)

We have audited the accompanying balance sheet of Henix Resources, Inc. (An Exploration Stage Company) as of April 30, 2006 and the related statements of operations, cash flows and stockholders' deficit for the period from January 26, 2006 (Date of Inception) to April 30, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above, present fairly, in all material respects, the financial position of Henix Resources, Inc. (An Exploration Stage Company), as of April 30, 2006, and the results of its operations and its cash flows for the period from January 26, 2006 (Date of Inception) to April 30, 2006 in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has not generated any revenue, has a working capital deficit and has an accumulated loss since inception and will need additional equity financing to begin realizing its business plan. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also discussed in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

MANNING ELLIOTT LLP
CHARTERED ACCOUNTANTS
Vancouver, Canada
July 5, 2006

Henix Resources, Inc.
(An Exploration Stage Company)
Balance Sheet
(Expressed in U.S. dollars)

April 30, 2006 $

ASSETS

Current Assets

Cash	4,380
Prepaid expense (Note 6)	10,000

Total Assets	14,380

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities

Due to related party (Note 3(a))	18,182

Total Liabilities	18,182

Contingencies and Commitments (Note 1)

Stockholders' Equity

Preferred Stock, 100,000,000 shares authorized, $0.00001 par value; None issued and outstanding	-

Common Stock, 100,000,000 shares authorized, $0.00001 par value; 1,000,000 shares issued and outstanding	10

Donated Capital (Note 3(b))	2,250

Deficit Accumulated During the Exploration Stage	(6,062)

Total Stockholders' Deficit	(3,802)

Total Liabilities and Stockholders' Deficit	14,380

(The accompanying notes are an integral part of these financial statements)

Henix Resources, Inc.
(An Exploration Stage Company)
Statement of Operations
(Expressed in U.S. dollars)

Period from
January 26, 2006
(Date of Inception)
to April 30,
2006
$

Revenue	-

Expenses

General and administrative (Note 3(b))	2,562
Impairment of mineral property costs (Note 4)	3,500

Total Expenses	6,062

Net Loss	(6,062)

Net Loss Per Share - Basic and Diluted	(0.01)

Weighted Average Shares Outstanding	1,000,000

(The accompanying notes are an integral part of these financial statements)

Henix Resources, Inc.
(An Exploration Stage Company)
Statement of Cash Flows
(Expressed in U.S. dollars)

Period from
January 26, 2006
(Date of Inception)
to April 30,
2006
$

Operating Activities

Net loss	(6,062)

Adjustments to reconcile net loss to net cash used in operating activities:

Donated rent	750
Donated services	1,500
Impairment of mineral property costs	3,500

Changes in operating assets and liabilities:
Prepaid expense	(10,000)
Due to related party	13,692
Net Cash Provided by Operating Activities	3,380
Investing Activities

Mineral property costs	(3,500)
Net Cash Used in Investing Activities	(3,500)
Financing Activities

Advances from related party	4,490
Proceeds from issuance of common stock	10
Net Cash Flows Provided By Financing Activities	4,500
Increase in Cash	4,380

Cash - Beginning of Period	-

Cash - End of Period	4,380

Supplemental Disclosures

Interest paid	-
Income taxes paid	-

(The accompanying notes are an integral part of these financial statements)

Henix Resources, Inc.
(An Exploration Stage Company)
Statement of Stockholders' Deficit
For the Period from January 26, 2006 (Date of Inception) to April 30, 2006

(Expressed in U.S. dollars)

						Deficit
						Accumulated
						During the
	Preferred Stock		Common Stock		Donated	Exploration
	Shares	Amount	Shares	Amount	Capital	Stage	Total
	#	$	#	$	$	$	$

Balance - January 26, 2006 (Date of Inception)	-	-	-	-	-	-	-

January 28, 2006 - common shares issued for cash at $0.00001 per share	-	-	1,000,000	10	-	-	10

Donated rent and services	-	-	-	-	2,250	-	2,250

Net loss for the period	-	-	-	-	-	(6,062)	(6,062)

Balance - April 30, 2006	-	-	1,000,000	10	2,250	(6,062)	(3,802)

(The accompanying notes are an integral part of these financial statements)

Henix Resources, Inc.
(An Exploration Stage Company)
Notes to the Financial Statements
April 30, 2006
(Expressed in U.S. dollars)

1.	Nature of Operations and Continuance of Business

The Company was incorporated in the State of Nevada on January 26, 2006. The Company is an Exploration Stage Company, as defined by Statement of Financial Accounting Standard ("SFAS") No.7 "Accounting and Reporting by Development Stage Enterprises". The Company's principal business is the acquisition and exploration of mineral properties. The Company has not presently determined whether its properties contain mineral reserves that are economically recoverable.

These financial statements have been prepared on a going concern basis, which implies the Company will continue to realize its assets and discharge its liabilities in the normal course of business. The Company has never generated revenues since inception and has never paid any dividends and is unlikely to pay dividends or generate earnings in the immediate or foreseeable future. The continuation of the Company as a going concern is dependent upon the continued financial support from its shareholders, the ability of the Company to obtain necessary equity financing to continue operations, confirmation of the Company' s interests in the underlying properties, and the attainment of profitable operations. As at April 30, 2006, the Company has never generated any revenues, has a working capital deficit of $3,802 and has an accumulated loss of $6,062 since inception. These factors raise substantial doubt regarding the Company' s ability to continue as a going concern. These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

The Company is planning to file an SB-2 Registration Statement with the United States Securities and Exchange Commission to register 2,000,000 shares of common stock for sale at $0.10 per share to raise cash proceeds of $200,000.

2.	Summary of Significant Accounting Policies

	a)	Basis of Presentation

These financial statements and related notes are presented in accordance with accounting principles generally accepted in the United States, and are expressed in U.S. dollars. The Company' s fiscal year-end is April 30.

	b)	Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

	c)	Basic and Diluted Net Income (Loss) Per Share

The Company computes net income (loss) per share in accordance with SFAS No. 128, "Earnings per Share". SFAS No. 128 requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti dilutive.

Henix Resources, Inc.
(An Exploration Stage Company)
Notes to the Financial Statements
April 30, 2006
(Expressed in U.S. dollars)

2.	Summary of Significant Accounting Policies (continued)

	d)	Comprehensive Loss

SFAS No. 130, " Reporting Comprehensive Income," establishes standards for the reporting and display of comprehensive loss and its components in the financial statements. As at April 30, 2006, the Company has no items that represent a comprehensive loss and, therefore, has not included a schedule of comprehensive loss in the financial statements.

	e)	Cash and Cash Equivalents
The Company considers all highly liquid instruments with maturity of three months or less at the time of issuance to be cash equivalents.

	f)	Mineral Property Costs

The Company has been in the exploration stage since its inception on January 26, 2006 and has not yet realized any revenues from its planned operations. It is primarily engaged in the acquisition and exploration of mining properties. Mineral property exploration costs are expensed as incurred. Mineral property acquisition costs are initially capitalized when incurred using the guidance in EITF 04-02, " Whether Mineral Rights Are Tangible or Intangible Assets" . The Company assesses the carrying costs for impairment under SFAS No. 144, " Accounting for Impairment or Disposal of Long Lived Assets" at each fiscal quarter end. When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, the costs then incurred to develop such property, are capitalized. Such costs will be amortized using the units-of-production method over the estimated life of the probable reserve. If mineral properties are subsequently abandoned or impaired, any capitalized costs will be charged to operations.

	g)	Long-lived Assets

In accordance with SFAS No. 144, " Accounting for the Impairment or Disposal of Long-Lived Assets" , the carrying value of long-lived assets is reviewed on a regular basis for the existence of facts or circumstances that may suggest impairment. The Company recognizes impairment when the sum of the expected undiscounted future cash flows is less than the carrying amount of the asset. Impairment losses, if any, are measured as the excess of the carrying amount of the asset over its estimated fair value.

	h)	Financial Instruments

The fair values of financial instruments, which include cash and due to related party, were estimated to approximate their carrying values due to the immediate or short-term maturity of these financial instruments. The Company' s operations are in Canada, which results in exposure to market risks from changes in foreign currency rates. The financial risk is the risk to the Company' s operations that arise from fluctuations in foreign exchange rates and the degree of volatility of these rates. Currently, the Company does not use derivative instruments to reduce its exposure to foreign currency risk.

	i)	Income Taxes

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company has adopted SFAS No. 109 " Accounting for Income Taxes" as of its inception. Pursuant to SFAS No. 109 the Company is required to compute tax asset benefits for net operating losses carried forward. The potential benefits of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

Henix Resources, Inc.
(An Exploration Stage Company)
Notes to the Financial Statements
April 30, 2006
(Expressed in U.S. dollars)

2.	Summary of Significant Accounting Policies (continued)

	j)	Foreign Currency Translation

The Company' s functional and reporting currency is the United States dollar. Monetary assets and liabilities denominated in foreign currencies are translated in accordance with SFAS No. 52 "Foreign Currency Translation", using the exchange rate prevailing at the balance sheet date. Gains and losses arising on settlement of foreign currency denominated transactions or balances are included in the determination of income. Foreign currency transactions are primarily undertaken in Canadian dollars. The Company has not, to the date of these financials statements, entered into derivative instruments to offset the impact of foreign currency fluctuations.

	k)	Recent Accounting Pronouncements

The Financial Accounting Standards Board has issued SFAS No. 155 "Accounting for Certain Hybrid Financial Instruments - an amendment of FASB Statements No. 133 and 140" and No. 156 "Accounting for Servicing of Financial Assets - an amendment of FASB Statement No. 140", but they will not have a material effect in the Company's results of operations or financial position.

3.	Related Party Transactions

a)

As at April 30, 2006, the Company is indebted to the President of the Company in the amount of $18,182, representing cash advances and expenses paid on behalf of the Company. This amount is non-interest bearing, unsecured and due on demand.

b)

During the period ended April 30, 2006, the Company recognized a total of $750 for donated rent ($250 per month), and $1,500 for donated services ($500 per month), for office space and services provided by the President of the Company.

	c)	During the period ended April 30, 2006, the Company entered into a trust agreement with the President of the Company. Refer to Note 4.

4.	Mineral Properties

In January, 2006, the Company acquired a 100% interest in a mineral claim located in the Province of British Columbia, Canada, in consideration for $3,500. The claim is registered in the name of the President of the Company, who has executed a trust agreement whereby the President agreed to hold the claim in trust on behalf of the Company. The cost of the mineral property was initially capitalized. At April 30, 2006, the Company recognized an impairment loss of $3,500, as it has not yet been determined whether there are proven or probable reserves on the property.

5.	Common Stock

On January 28, 2006, the Company issued 1,000,000 shares of common stock at $0.00001 per share for proceeds of $10.

6.	Prepaid Expenses

Prepaid expense consists of legal fees.

Henix Resources, Inc.
(An Exploration Stage Company)
Notes to the Financial Statements
April 30, 2006
(Expressed in U.S. dollars)

7.	Income Taxes

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company has a net operating loss of $3,800, which expires in 2026. Pursuant to SFAS No. 109, the Company is required to compute tax asset benefits for net operating losses carried forward. The potential benefits of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

The components of the net deferred tax asset at April 30, 2006 and the statutory tax rate, the effective tax rate and the elected amount of the valuation allowance are scheduled below:

April 30, 2006 $

Net Operating Loss Carried Forward	3,800

Statutory Tax Rate	35%

Effective Tax Rate	-

Deferred Tax Asset	1,330

Valuation Allowance	(1,330)

Net Deferred Tax Asset	-

Until December 10, 2006, ninety days after the date of this prospectus, all dealers effecting transactions in our registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.